EXHIBIT 99.2

Performance Sports Group Appoints Daniel M. Friedberg to its Board of Directors
Company Enters Into Nomination Agreement with Largest Shareholder Sagard Capital

EXETER, NH – March 28, 2016 - Performance Sports Group Ltd. (NYSE: PSG) (TSX: PSG) (“Performance Sports Group” or the “Company”), a leading developer and manufacturer of high performance sports equipment and apparel, announced today that Daniel M. Friedberg, President and Chief Executive Officer of Sagard Capital Partners Management Corp., has been appointed to the Company’s Board of Directors, effective immediately. Sagard Capital Partners, L.P. (together with Sagard Capital Partners Management Corp. and Sagard Capital Partners GP, Inc., collectively, “Sagard Capital”) is currently the Company’s largest shareholder, with beneficial ownership of approximately 15% of the Company’s issued and outstanding common shares.1

“Dan has had significant business successes throughout his career, and we are very pleased to have him join our Board,” said Bernard McDonell, Chairman of the Board, Performance Sports Group. “Both Dan and Sagard Capital have substantial strategic, operating and financial expertise and a history of working in support of the long-term goals of the companies in which they invest.”

“Our investment in Performance Sports Group is the result of substantial time and resources dedicated to identifying and evaluating the potential long-term value of Performance Sports Group. Sagard Capital believes in Performance Sports Group’s leading innovation, world-class brands and prospects for improved profitability,” Friedberg said. “I look forward to working with the Board and management with a common objective of creating value for all shareholders.”

In connection with the appointment of Mr. Friedberg to the Company’s Board of Directors, the Company has entered into a shareholder nomination agreement with Sagard Capital, which provides for, among other things, customary standstill, nomination, support and confidentiality provisions, a copy of which is available on EDGAR at www.sec.gov, on SEDAR at www.sedar.com, and on the Company’s website at www.performancesportsgroup.com.

Since Sagard Capital’s founding in 2005, Mr. Friedberg has been President and Chief Executive Officer of Sagard Capital, an investor in small and mid-sized public companies. Since 2005, he has also been a Vice President and Officer of Power Corporation of Canada, a diversified international management and holding company. Prior to that, he was a Partner at Bain & Company in its London office in 1987 and then became a founder of its Toronto office in 1989 and its New York office in 2000. Mr. Friedberg served as a director of X-Rite, Incorporated from 2008 to 2012, and has served on the Board of Directors of GP Strategies Corporation since December 2009 and on the Board of Directors of InnerWorkings, Inc. since April 2014.

About Performance Sports Group Ltd.
Performance Sports Group Ltd. (NYSE: PSG) (TSX: PSG) is a leading developer and manufacturer of ice hockey, roller hockey, lacrosse, baseball and softball sports equipment, as well as related apparel and soccer apparel. The Company is the global leader in hockey with the strongest and most recognized brand, and it holds the No. 1 North American position in baseball and softball. Its products are marketed under the BAUER, MISSION, MAVERIK, CASCADE, INARIA, COMBAT and EASTON brand names and are distributed by sales representatives and independent distributors throughout the world. The Company is focused on building its leadership position by growing market share in all product categories and pursuing strategic acquisitions. Performance Sports Group is a member of the Russell 2000 and 3000 Indexes, as well as the S&P/TSX Composite Index. For more information on the Company, please visit www.PerformanceSportsGroup.com.

1 Based on public filings as of the date hereof.

About Sagard Capital
Sagard Capital Partners, L.P. is the direct owner of the common shares reported herein as being beneficially owned and over which control is shared by the entities comprising Sagard Capital. Sagard Capital Partners, L.P. is principally engaged in the business of investing in securities. Sagard Capital Partners GP, Inc. is the general partner of Sagard Capital Partners, L.P. Sagard Capital Partners Management Corp. is the investment manager of Sagard Capital Partners, L.P. Each entity comprising Sagard Capital is a subsidiary of Power Corporation of Canada.

Sagard Capital’s strategy is to acquire significant minority or control positions in publicly traded small and mid-sized companies. It offers a unique and highly differentiated value proposition to companies looking for supportive, long-term shareholders. Based in Greenwich, Connecticut, Sagard Capital is an evergreen fund with an indefinite holding period for its investments. Sagard Capital is purpose-built to be an independent, flexible, supportive partner to management teams focused on building sustainable, leading businesses and generating long-term shareholder value.

Company Contact:
Mark Vendetti
Chief Financial Officer
Tel 1-603-430-2111
investors@performancesportsgroup.com

Investor Relations:
Liolios
Cody Slach
Tel 1-949-574-3860
PSG@liolios.com

Media Contact:
Steve Jones
Sr. Director, Corporate Communications
Tel 1-603-610-5813
media@performancesportsgroup.com